UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 5, 2014
Date of Report (Date of earliest event reported)

BOVIE MEDICAL CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	012183	11-2644611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5115 Ulmerton Rd., Clearwater, Florida 33760
(Address of principal executive offices) (Zip Code)

(800) 537-2790
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of May 5, 2014, the Board of Directors of Bovie Medical Corporation (the “Company”) appointed Peter Donato as the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Donato succeeds Gary Pickett as Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Pickett announced he would be leaving the Company, effective June 18, 2014.

Mr. Donato, age 44, has over 22 years of financial management and accounting experience in roles of increasing responsibility.  For the past 10 years, he has been focused on the healthcare industry. From July 2011 to March 2013, Mr. Donato served as the Corporate Controller for Cyberonics, Inc. (NASDAQ: CYBX). Prior to that, from August 2010 to July 2011 Mr. Donato served as the Chief Financial Officer of Catsys Health, Inc. (OTCBB: CATS).  From August 2007 to March 2010, Mr. Donato served as Chief Financial Officer for IRIS International, Inc. (NASDAQ: IRIS).  Mr. Donato is a graduate of The Ohio State University, where he obtained a B.S./B.A. degree in Accounting in 1992 and earned an MBA from The University of Akron in 1999. Mr. Donato received his CPA license in 1995.

In connection with the appointment of Mr. Donato as Chief Financial Officer, the Company and Mr. Donato entered into an employment agreement (the “Donato Employment Agreement”). The Donato Employment Agreement has an initial term expiring on May 4, 2016, with automatic renewals for additional periods of one year each unless either party provides written notice to the other party of its intent not to renew. The Donato Employment Agreement provides for the payment of a base salary of $245,000 per year (subject to discretionary increases by the Board) and also entitles Mr. Donato to participate in any annual bonus program to be constructed by the Compensation Committee of the Board of Directors. Mr. Donato has also been awarded a sign on bonus of $25,000 and is entitled to reimbursement for up to $45,000 in relocation expenses. In addition, and as an inducement to enter into the Donato Employment Agreement, the Company awarded Mr. Donato a non-qualified stock option to purchase up to 125,000 shares of the Company’s Common Stock at a price per share equal to $3.81 per share. The option becomes exercisable with respect to 31,250 shares on each of the first four anniversaries of the Effective Date of the Agreement. The Donato Employment Agreement provides that Mr. Donato is entitled to usual and customary benefits and also contains usual and customary restrictive covenants (including non-competition, non-solicitation and confidentiality). The Donato Employment Agreement also provides for certain termination payments upon the termination of Mr. Donato’s employment.

Except as otherwise provided in this Item 5.02, there are no other arrangements or understandings between Mr. Donato and any other person pursuant to which Mr. Donato was appointed as Chief Financial Officer of the Company. Mr. Donato has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The description of the Donato Employment Agreement described in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the Donato Employment Agreement filed as Exhibits 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits
(d)
Exhibit No.	Description
10.1	Employment Agreement dated May 5, 2014.
99.1	Press Release dated May 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2014	BOVIE MEDICAL CORPORATION

By: /s/ Robert Gershon
Robert Gershon
Chief Executive Officer

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